Exhibit 10.3

DEED OF TRUST NOTE
$1,500,000.00	Dallas County, Texas	July 16, 2004

FOR VALUE RECEIVED, NUMO MANUFACTURING, INC., A TEXAS CORPORATION (herein referred to as “Maker”), promises to pay to the order of GRAHAM MORTGAGE CORPORATION, A TEXAS CORPORATION (herein sometimes referred to as “Payee”), at 3838 Oak Lawn, Suite 1500, Dallas, Texas 75219, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), with interest from the date hereof on the unpaid principal at the rate of fifteen percent (15%) per annum. Installments of principal and interest in the amount of $24,200.24 each shall be due and payable monthly commencing on September 1, 2004, and continuing on the first day of each month thereafter through and including July 1, 2005 (the “Maturity Date”). All principal and accrued but unpaid interest, together with a deferred loan fee in the amount of two percent (2%) of the outstanding principal balance, shall become due and payable on August 1, 2005, provided however, that, by notice to Payee given on or before July 1, 2005, Maker may extend the Maturity Date to August 1, 2006, and Maker may, in like manner, by notices given to Payee on or before July 1 of each year through and including 2010, extend the Maturity Date year by year, with the outside Maturity Date being August 1, 2011. In the event of such extensions, the deferred loan fee payable on the Maturity Date (as so extended) shall be two percent (2%) if the last extension is for a Maturity Date of August 1, 2006, and one percent (1%) if the last extension is for a Maturity Date of August 1, 2007. In the event of a permitted extension of the Maturity Date beyond August 1, 2007, there shall be no deferred loan fee payable. In all events, deferred loan fees shall be applicable only to payments made on or after the Maturity Date, as extended from time to time, and in no event shall deferred loan fees be applicable to prepayments upon which prepayment fees are due hereunder.

The payment of this Note is secured by a Deed of Trust (With Security Agreement and Assignment of Rents) of even date herewith from Maker, as Grantor, to David G. Drumm, Trustee, for the use and benefit of the holder hereof (herein the “Deed of Trust”) covering certain real and personal property situated in Kaufman County, Texas, as more fully described in the Deed of Trust (herein the “Mortgaged Premises”).

Notwithstanding anything to the contrary contained elsewhere herein or in any other document evidencing or securing the indebtedness evidenced by this Note (the “Loan Instruments”), if default shall be made in the payment of any installment of this Note, whether principal or interest, or in the performance of any of the covenants to pay or to reimburse money contained in this Note or in any of the Loan Instruments and either (i) such default remains uncured for five (5) days following written notice thereof to Maker or (ii) Maker has theretofore received two (2) or more notices of default hereunder within the preceding twelve (12) months, or if default shall be made in the performance of any of the covenants other than for the payment or reimbursement of money contained in this Note or in any of the Loan Instruments and such default remains uncured for thirty (30) days following written notice thereof to Maker, then the whole unpaid principal sum herein agreed to be paid with interest accrued thereon but unpaid shall at once or at any time thereafter prior to cure of such default, at the option of the holder hereof, become due and payable.

If requested by the holder hereof, and to the extent the collection thereof would not result in the holder hereof receiving interest hereunder to a greater extent than authorized by law, Maker shall pay a late charge not exceeding five percent (5%) of any installment of this Note paid more than ten (10) days after the due date thereof to compensate the holder for its administrative overhead costs incurred in connection with such late payment.

Any sums which shall not be paid when due, whether maturing by lapse of time or by reason of acceleration under the provisions herein stated and whether principal, interest, money owing for advancements by the holder pursuant to the terms of said Deed of Trust or for reasonable attorneys’ fees, shall bear interest at the highest lawful rate, or if no highest lawful rate is established, at the rate of eighteen percent (18%) per annum.

In the event this Note is placed in the hands of an attorney for collection, or for the recovery of the indebtedness secured by the Deed of Trust, the Maker hereof, and its successors and assigns will pay on demand all costs and expenses, including a reasonable attorneys’ fee thereby incurred.

Maker shall be permitted to prepay the indebtedness evidenced hereby, in whole or in part, prior to August 1, 2005, upon payment of a prepayment fee equal to four percent (4%) of the principal balance prepaid. In the event of extension of the Maturity Date as permitted herein, this Note may be prepaid upon payment of prepayment fees equal to three percent (3%) of the principal balance prepaid for prepayments made on or after August 1, 2005, but prior to August 1, 2006, two percent (2%) of the principal amount prepaid for prepayments made on or after August 1, 2006, but prior to August 1, 2007, and one percent (1%) of the principal balance prepaid for prepayments made on or after August 1, 2007, but prior to August 1, 2008. In the event of an extension of the maturity as permitted herein beyond August 1, 2008, Maker shall be permitted to prepay the indebtedness evidenced hereby in whole or in part without premium or penalty.

It being the intention of the parties hereto to strictly conform to the usury laws of the State of Texas, subject to preemption by federal law, no provision of this Note, the Deed of Trust or other security instruments securing same, whether considered separately or collectively, shall require the payment or permit the collection of interest in excess of the maximum rate now or hereafter permitted by applicable law. If any possible construction of any or all of the aforesaid instruments or any other documents relating to the loan evidenced hereby may in any way or in the event of any contingency, including but not limited to default or prepayment hereunder by Maker, result in authorizing or requiring the payment of any interest in excess of that which lawfully may be charged to Maker or received by the lender or holder of this Note, then all parties hereto covenant and agree that said construction is subject to the provisions of this paragraph which are intended to override and control, and said instruments or document shall be automatically reformed and the amount of interest due hereunder shall be automatically reduced to the amount allowed under applicable usury laws of the State of Texas or of the United States without the necessity of amending or modifying same, and neither Maker, any guarantor, nor any other party liable with respect to this Note or the loan agreed to pursuant to said instruments, nor their heirs, devisees, personal representatives, successors or assigns, shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by applicable laws. In the event interest payments (including payments which are not identified as interest payments in this Note or other documents but which are considered interest payments as a matter of Texas or federal law) in excess of said lawful rate shall ever have been paid or received, the recipient thereof shall refund such excess to Maker or other payor, and Maker and each other obligor under this Note hereby waives any further rights or remedies with respect to such payment and receipt of such excess interest.

Except as expressly provided herein, Maker, the endorsers and guarantors of this Note and all others who may become liable for all or any part hereof severally waive presentment for payment, protest, and notice of intent to accelerate, acceleration and notice of protest and of nonpayment and expressly consent to any number of renewals or extensions without affecting their liability.

The term “holder” as used herein includes Payee.

This Note is to be construed in accordance with the laws of the State of Texas and of the United States, to the extent the laws of the United States permit a greater rate of interest to be charged.

NUMO MANUFACTURING, INC. a Texas corporation

By:	/s/ Michael Hicks
Name:	Michael Hicks
Title:	President

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